UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

PLANETOUT INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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PLANETOUT INC.
1355 SANSOME STREET
SAN FRANCISCO, CALIFORNIA 94111
(415) 834-6500

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON AUGUST 29, 2007

To Our Stockholders:

A Special Meeting of Stockholders of PlanetOut Inc. will be held on August 29, 2007 at 9:00 a.m. local time at our San Francisco offices, located at 1355 Sansome Street, San Francisco, California 94111. The purpose of our Special Meeting is:

(1) To approve amendments to our current amended and restated certificate of incorporation to effect a reverse stock split of our outstanding common stock of not less than 1-for-5 and not more than 1-for-20 and to authorize our board of directors to select and file one such amendment to effect a reverse stock split within these parameters; and

(2) To transact any other business that may properly be raised at the Special Meeting or at any adjournment or postponement of the Special Meeting.

We describe these items of business more fully in our Proxy Statement which we are sending to you along with this Notice.

Our Board of Directors has fixed the close of business on July 16, 2007 as the record date on which we determine the stockholders who are entitled to receive this Notice and to vote at our Special Meeting and at any adjournment or postponement of our Special Meeting.

By Order of the Board of Directors

/s/  TODD A. HUGE
TODD A. HUGE
Secretary

San Francisco, California
July   , 2007

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. IF YOU DO NOT RETURN THE ENCLOSED PROXY, YOU MAY VOTE YOUR SHARES ON THE INTERNET BY FOLLOWING THE INSTRUCTIONS ON YOUR PROXY. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

i

PLANETOUT INC.
1355 SANSOME STREET
SAN FRANCISCO, CALIFORNIA 94111
(415) 834-6500

PROXY STATEMENT
FOR SPECIAL MEETING OF STOCKHOLDERS

AUGUST 29, 2007

INFORMATION CONCERNING SOLICITATION AND VOTING

General

We are soliciting the enclosed proxy on behalf of our Board of Directors for use at our Special Meeting of Stockholders, which we will hold on August 29, 2007, at 9:00 a.m. local time, or at any adjournment or postponement of our Special Meeting. We have described the purpose of our Special Meeting in both this proxy statement and in our Notice of Special Meeting that we are sending to you along with this proxy. Our Special Meeting will be held at our San Francisco offices, located at 1355 Sansome Street, San Francisco, California 94111. We intend to mail this proxy statement along with the proxy card on or about July 31, 2007 to all stockholders entitled to vote at our Special Meeting.

Solicitation

We will bear the entire cost of solicitation of proxies, including the preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information we furnish to you. We will furnish copies of solicitation materials to banks, brokerage houses, fiduciaries and custodians who hold in their names shares of our common stock which are beneficially owned by others so that they may forward the solicitation materials to the beneficial owners. We may reimburse persons who represent beneficial owners of our common stock for their costs of forwarding solicitation materials. We may supplement the original solicitation of proxies by mail or by other methods such as telephone, electronic mail or personal solicitation by our directors, officers or our other employees. We will not pay additional compensation to our directors, officers or our other employees for these services.

Voting Information

Who may vote?  You may vote if you owned shares of our common stock at the close of business on July 16, 2007. You may vote each share that you owned on that date on each matter presented at the meeting. As of July 16, 2007, we had • shares outstanding entitled to one vote per share.

What am I voting on?  You are voting on a proposal to approve amendments to our current amended and restated certificate of incorporation to effect a reverse stock split of our outstanding common stock of not less than 1-for-5 and not more than 1-for-20 and to authorize our board of directors to select and file one such amendment to effect a reverse stock split within these parameters.

What vote is required to pass an item of business?  A majority of our outstanding shares of common stock entitled to vote must be present in person or represented by proxy to hold the meeting.

If you hold shares through an account with a bank or broker, the bank or broker may vote your shares on some routine matters even if you do not provide voting instructions. Brokerage firms have the authority under the Nasdaq Stock Market rules to vote shares on routine matters for which their customers do not provide voting instructions. The amendment to our current amended and restated certificate of incorporation to effect a reverse stock split of our outstanding common stock is not considered a routine matter. When a proposal is not routine and the brokerage firm has not received voting instructions from its customers, the brokerage firm cannot vote the shares on that proposal. Those shares are considered “broker non-votes.”

Proposal 1 — Amendments to Amended and Restated Certificate of Incorporation to Effect a Reverse Stock Split

The proposal to approve amendments to our amended and restated certificate of incorporation to effect a reverse stock split within the specified range will require the affirmative vote of a majority of all outstanding shares of our common stock entitled to vote at the Special Meeting. Abstentions will count as votes “against” the proposal. Unless you specify otherwise when you submit your proxy, the proxies will vote your shares of common stock “for” the proposal.

Why are we seeking stockholder approval for the reverse stock split?

On June 29, 2007, we entered into a purchase agreement with certain investors in connection with a private placement financing involving the issuance of our common stock, which closed on July 9, 2007 and resulted in the sale of 22,782,609 shares of our common stock for aggregate gross proceeds to us of approximately $26.2 million. The purchase agreement requires us to solicit stockholder approval for a reverse stock split within the range of not less than 1-for-5 and not more than 1-for-20 as set forth in “Proposal 1 — Amendments to Amended and Restated Certificate of Incorporation to Effect a Reverse Stock Split.” The investors in the financing are requiring us to solicit stockholder approval of the reverse stock split because it is expected to have the effect, at least in the short-term, of increasing the minimum bid price of our common stock on the Nasdaq Stock Market, which was at $1.14 per share at the time the purchase agreement was signed, and was even lower in May 2007. If we are unable to maintain a $1.00 minimum bid price for our common stock, our common stock may be delisted from the Nasdaq Global Market and/or transferred to the Nasdaq Capital Market. If our common stock is delisted from the Nasdaq Global Market or transferred to the Nasdaq Capital Market, trading in our common stock could decrease substantially, or cease altogether, the market price of our common stock could decline further and our stockholders could lose some or all of their investment. In addition, the purchase agreement requires us to use commercially reasonable efforts to continue the listing and trading of our common stock on the Nasdaq Global Market.

How do I vote?  There are three ways to vote by proxy:

•	by calling the toll free telephone number on the proxy;

•	by using the Internet; or

•	by returning the enclosed letter proxy in the envelope provided.

Voting Via the Internet or by Telephone

You may grant a proxy to vote your shares by means of the telephone or on the Internet. The law of Delaware, under which we are incorporated, specifically permits electronically transmitted proxies, if the proxy contains or is submitted with information from which the inspectors of election can determine that the proxy was authorized by you.

The telephone and Internet voting procedures below are designed to authenticate stockholders’ identities, to allow you to grant a proxy to vote your shares and to confirm that your instructions have been recorded properly. If you are granting a proxy to vote via the Internet, you should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that you will be responsible for paying.

For Shares Registered in Your Name

Stockholders of record may grant a proxy to vote shares of our common stock by using a touch-tone telephone to call 1-800-560-1965 or via the Internet by accessing the website www.eproxyvote.com/lgbt. You will be required to enter a series of numbers that are located on your proxy card and the last four digits of your social security number or tax identification number. If voting via the Internet, you will then be asked to complete an electronic proxy card. Your votes will be generated on the computer screen and you will be prompted to submit or revise them as desired. Votes submitted by telephone or via the Internet must be received before 9:00 a.m., Pacific Time, on August 28, 2007. Submitting your proxy by telephone or via the Internet will not affect your right to vote in person should you decide to attend the Special Meeting.

For Shares Registered in the Name of a Broker or Bank

Most beneficial owners whose stock is held in “street name” receive instructions for granting proxies from their banks, brokers or other agents, rather than our proxy card. A number of brokers and banks are participating in a program provided through ADP Investor Communication Services that offers the means to grant proxies to vote shares by means of the Internet. If your shares are held in an account with a broker or bank participating in the ADP Investor Communications Services program, you may go to www.proxyvote.com to grant a proxy to vote your shares by means of the Internet. Votes submitted via the Internet must be received before 9:00 a.m., Pacific Time, on August 28, 2007. Submitting your proxy via the Internet will not affect your right to vote in person should you decide to attend the Special Meeting. A beneficial owner who wishes to vote at the meeting must have an appropriate proxy from his or her broker or bank appointing that beneficial owner as attorney-in-fact for purposes of voting the beneficially held shares at the meeting.

Can I revoke my proxy?  Yes. You can revoke your proxy by:

•	filing with our Corporate Secretary at our principal executive office, 1355 Sansome Street, San Francisco, California 94111, a written notice of revocation or a duly executed proxy bearing a later date, or

•	attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

Stockholder Proposals

If you wish to submit a proposal for inclusion in our proxy statement and form of proxy for our 2008 annual meeting of stockholders pursuant to Rule 14a-8 of the Securities and Exchange Commission, you must do so by December 28, 2007. If you wish to submit proposals or director nominations that are not to be included in the proxy statement and proxy, you must deliver written notice to our Corporate Secretary at 1355 Sansome Street, San Francisco, California 94111 not earlier than the close of business on February 14, 2008 and not later than the close of business on March 17, 2008. Stockholders are also advised to review our bylaws and the federal proxy rules, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

PROPOSAL 1

AMENDMENTS TO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
TO EFFECT A REVERSE STOCK SPLIT

This proposal, if approved, will authorize an amendment to our current amended and restated certificate of incorporation for the purpose of effecting a reverse stock split of our outstanding common stock of not less than 1-for-5 and not more than 1-for-20, with our board of directors having the authority to determine which, if any, of these reverse stock splits to effectuate within the foregoing parameters.

Introduction

Our board of directors has approved a proposal to amend and restate our certificate of incorporation to effect a reverse stock split of all outstanding shares of our common stock at an exchange ratio ranging from 1-for-5 to 1-for-20. Our board of directors has recommended that this proposal be presented to our stockholders for approval. You are now being asked to vote upon amendments to our certificate of incorporation to effect the reverse stock split so that a number of outstanding shares of our common stock between and including 5 and 20, such number consisting only of whole shares, will be combined into one share of our common stock. The terms of the purchase agreement we entered into in connection with the private placement financing completed in July 2007 require us to solicit shareholder approval of the reverse stock split. If stockholder approval is received, our board of directors will have the sole discretion pursuant to Section 242(c) of the Delaware General Corporation Law to elect, as it determines to be in the best interests of PlanetOut and our stockholders, whether or not to effect the reverse stock split, and if so, the number of shares of our common stock between and including 5 and 20 that will be combined into one share of our common stock. Our board of directors believes that stockholder approval of amendments granting the board this discretion, rather than approval of a specified exchange ratio, provides our board of directors with maximum flexibility to react to then-current market conditions and, therefore, is in the best interests of PlanetOut and our stockholders. If approved by the stockholders, our board of directors will have the authority to effect a reverse stock split on only one occasion, unless the stockholders subsequently approve an additional reverse stock split, which we do not currently anticipate.

The text of the forms of the proposed amendments to our certificate of incorporation is attached to this proxy statement as Appendix A. By approving these amendments, stockholders will approve a series of amendments to our certificate of incorporation pursuant to which any whole number of outstanding shares between and including 5 and 20 would be combined into one share of our common stock, and authorize our board of directors to file only one such amendment, as determined by our board of directors in the manner described in this proxy statement, and to abandon each amendment not selected by our board of directors.

If approved by our stockholders and if, following that approval, our board of directors determines that effecting the reverse stock split is in the best interests of PlanetOut and our stockholders, the reverse stock split will become effective upon filing one of these amendments to our certificate of incorporation with the Secretary of State of the State of Delaware. That amendment will contain the number of shares selected by our board of directors within the limits set forth in this proposal to be combined into one share of our common stock.

If our board of directors elects to effect the reverse stock split following stockholder approval, the number of issued and outstanding shares of our common stock would be reduced in accordance with an exchange ratio determined by our board of directors within the limits set forth in this proposal. Except for adjustments that may result from the treatment of fractional shares as described below, each stockholder will hold the same percentage of our outstanding common stock immediately following the reverse stock split as that stockholder held immediately prior to the reverse stock split.

Currently, we are authorized to issue up to a total of 105,000,000 shares of capital stock, consisting of 5,000,000 shares of preferred stock and 100,000,000 shares of common stock. The reverse stock split would not change the number of total authorized shares of our capital stock. Thus, immediately following the reverse stock split, the total number of authorized shares of capital stock would remain at 105,000,000 shares, consisting of 5,000,000 shares of preferred stock and 100,000,000 shares of common stock. The par value of our common stock and preferred stock would remain unchanged at $0.001 per share, as well. In addition to the • shares of common stock outstanding at July 16, 2007, the board of directors has reserved approximately • shares for issuance for future grants and upon exercise of options granted under our equity incentive plans, and up to 870,000 shares of common stock which may be issued upon exercise of warrants. As of July 16, 2007, we had approximately • shares of common stock that were authorized but unissued.

In addition to our obligations under the purchase agreement related to the financing, our board of directors has also determined that it would be advisable to obtain the approval of our stockholders for the reverse stock split in order to increase the trading price of our common stock on the Nasdaq Global Market. Our board of directors proposes this action because the trading price of shares of our common stock has declined significantly in recent months and on at least one occasion in May 2007 has traded below $1.00. Our failure to maintain a trading price above $1.00 will result in delisting of our common stock from the Nasdaq Global Market, which our board of directors believes would harm our stockholders by reducing the marketability and the liquidity of their shares. Accordingly, our board of directors is asking that the stockholders approve a range for the reverse stock split of not less than 1-for-5 and not more than 1-for-20; and further, that our board of directors be authorized to determine the reverse stock split in the specified range, if any, to implement.

In determining the ratio of the reverse stock split to implement, our board of directors will consider, among other things, prevailing market conditions, the trading price of our common stock, the number of round lot holders of our common stock and the steps that we will need to take in order to maintain compliance with the trading price requirements and other listing regulations of the Nasdaq Global Market. Based in part on the price of our common stock on the days leading up to the filing of the amendment to our amended and restated certificate of incorporation effecting the reverse stock split, our board of directors will select the ratio which it believes will, in accordance with Nasdaq maintenance requirements, (i) increase the trading price of our common stock sufficiently to maintain a minimum bid price above $1.00 and (ii) result in the continued existence of at least 400 stockholders of round lots. Even after we complete the reverse stock split, we cannot give you any assurances that we will be able to meet the continuing listing standards of the Nasdaq Global Market.

A vote in favor of this “Proposal 1 — Amendments to Amended and Restated Certificate of Incorporation to Effect a Reverse Stock Split” will be a vote for approval of each of the reverse split ratios in the specified range and for the granting of authority to our board of directors to effectuate the reverse stock split in the range as it deems advisable at the time the reverse stock split is to be effectuated.

Reasons for the Reverse Stock Split

The main purpose of the reverse stock split is to combine the outstanding shares of our common stock into a smaller number of shares so that the shares will trade at a significantly higher price per share than their recent trading prices. In addition, the investors in our July 2007 private placement financing have made solicitation of stockholder approval to effect the reverse stock split a contractual requirement in the purchase agreement entered into in connection with the financing. Since March 31, 2007, the closing bid price of shares of our common stock on the Nasdaq Global Market has been consistently below $4.00 per share and more recently below $2.00 per share. On at least one occasion, in May 2007, the closing bid price of our common stock was $0.98.

Pursuant to the Nasdaq Global Market’s listing requirements, the minimum bid price of shares of our common stock must be at least $1.00 per share in order to maintain listing on the Nasdaq Global Market.

We expect that a reverse stock split of the common stock will enable shares of our common stock to trade above the $1.00 minimum bid prices, so that we are able to maintain compliance with the Nasdaq minimum bid price listing standard. We believe that maintaining the listing of our common stock on the Nasdaq Global Market is in the best interests of PlanetOut and our stockholders. Listing on the Nasdaq Global Market increases liquidity and may minimize the spread between the “bid” and “asked” prices quoted by market makers. Further, maintaining our Nasdaq Global Market listing may enhance our access to capital and increase our flexibility in responding to anticipated capital requirements. However, the effect of a reverse split upon the market price of our common stock cannot be predicted with any certainty, and the history of similar stock split combinations for companies in like circumstances is varied. We cannot assure you that the market price per post-reverse split share will either exceed or remain in excess of the $1.00 minimum bid price for a sustained period of time. The market price of our common stock may vary based on other factors which are unrelated to the number of shares outstanding, including our future performance. In addition, we cannot assure you that our common stock will not be delisted due to a failure to meet other continued listing requirements even if the market price per post-reverse split share of our common stock remains in excess of $1.00.

We also believe that the increased market price of our common stock expected as a result of implementing a reverse stock split will improve the marketability and liquidity of our common stock and will encourage interest and trading in our common stock. Because of the trading volatility often associated with low-priced stocks, many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Additionally, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of our common stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher. It should be noted that the liquidity of our common stock may be adversely affected by the proposed reverse split given the reduced number of shares that would be outstanding after the reverse stock split. We anticipate, however, that the expected higher market price will reduce, to some extent, the negative effects on the liquidity and marketability of our common stock inherent in some of the policies and practices of institutional investors and brokerage houses described above.

We do not intend for this transaction to be the first step in a series of plans or proposals of a “going private transaction” within the meaning of Rule 13e-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

For the above reasons, we believe that having the ability to effectuate the reverse stock split will help us maintain compliance with the Nasdaq listing requirements and could improve the marketability and liquidity of our common stock and is therefore in the best interests of PlanetOut and our stockholders. We anticipate that, following the consummation of the reverse stock split, our common stock will trade, at least in the short term, at a price per share that is proportionately higher than current market prices. However, we cannot assure you that the reverse stock split, if implemented, will have the desired effect of proportionately raising our common stock price over the long term, or at all.

Board Discretion to Implement the Reverse Stock Split

If the reverse stock split is approved by our stockholders, it will be effected, if at all, only upon a determination by the board of directors that a reverse stock split (with an exchange ratio determined by the board as described above) is in the best interests of PlanetOut and our stockholders. In determining the ratio of the reverse stock split to implement, our board of directors will consider, among other things, prevailing market conditions, the trading price of our common stock, the number of round lot holders of our common stock and the steps that we will need to take in order to maintain compliance with the trading price requirements and other listing regulations of the Nasdaq Global Market.

Notwithstanding approval of the reverse stock split by the stockholders, our board of directors may, in its sole discretion, abandon all of the proposed amendments and determine prior to the effectiveness of any filing with the Secretary of State of the State of Delaware not to effect the reverse stock split prior to the one year anniversary of this Special Meeting of Stockholders, as permitted under Section 242(c) of the Delaware General Corporation Law. If the Board fails to implement any of the amendments prior to the one year anniversary of this Special Meeting of Stockholders, stockholder approval again would be required prior to implementing any reverse stock split.

Effects of The Reverse Stock Split

After the effective date of the proposed reverse stock split, each stockholder will own a reduced number of shares of our common stock. For example, if our board of directors selected a 1-for-5 reverse stock split, every five shares of our common stock that a stockholder owns will be combined and converted into a single share. We estimate that, following the reverse stock split, we would have approximately the same number of stockholders and, except for any changes as a result of the treatment of fractional shares, the completion of the reverse stock split alone would not affect any stockholder’s proportionate equity interest in PlanetOut. Therefore, by way of example, a stockholder who owns a number of shares that, prior to the reverse stock split, represented 1% of our outstanding shares would continue to own 1% of our outstanding shares after the reverse stock split. The reverse stock split will not reduce your ownership interest except as a result of the treatment of fractional shares as specified below.

The reverse stock split alone will not affect the number of shares of common stock that our board of directors is authorized to issue by our amended and restated certificate of incorporation. However, it will have the effect of increasing the number of shares available for future issuance because of the reduction in the number of shares that will be outstanding after giving effect to the reverse stock split. Except as disclosed in this proxy statement, we currently have no plans related to the authorized but unissued common stock. In the future, we may seek to raise additional funds through equity financings, issue shares in connection with an acquisition, issue shares in connection with a strategic alliance or other collaboration or issue shares in connection with a merger.

The table below illustrates the approximate reduction in the outstanding shares of common stock as a result of the reverse stock split, the approximate number of shares of common stock that would remain outstanding following the reverse stock split and the approximate number of shares of common stock that would remain authorized but unissued following the reverse stock split. The information in the following table is based on the 40,911,833 shares of common stock outstanding as of July 10, 2007.

			Post-Split Shares
			to be Authorized
	Shares Outstanding	Percentage	but Unissued
	after the Reverse	Reduction in the	after the Reverse
Proposed Reverse Stock Split	Stock Split	Outstanding Shares	Stock Split

1 for 5	8,182,367	80.0	91,817,633
1 for 6	6,818,639	83.3	93,181,361
1 for 7	5,844,548	85.7	94,155,452
1 for 8	5,113,979	87.5	94,886,021
1 for 9	4,545,759	88.9	95,454,241
1 for 10	4,091,183	90.0	95,908,817
1 for 11	3,719,258	90.9	96,280,742
1 for 12	3,409,319	91.7	96,590,681
1 for 13	3,147,064	92.3	96,852,936
1 for 14	2,922,274	92.9	97,077,726
1 for 15	2,727,456	93.3	97,272,544
1 for 16	2,556,990	93.8	97,443,010
1 for 17	2,406,578	94.1	97,593,422
1 for 18	2,272,880	94.4	97,727,120
1 for 19	2,153,254	94.7	97,846,746
1 for 20	2,045,592	95.0	97,954,408

Although the proposed reverse stock split will not affect the rights of stockholders or any stockholder’s proportionate equity interest in PlanetOut (subject to the treatment of fractional shares), the number of authorized shares of our common stock will not be reduced. This will increase significantly the ability of our board of directors to issue authorized and unissued shares without further stockholder action. The issuance in the future of such additional authorized shares may have the effect of diluting the earnings per share and book value per share, as well as the stock ownership and voting rights, of the currently outstanding shares of common stock. The effective increase in the number of authorized but unissued shares of our common stock may be construed as having an anti-takeover effect by permitting the issuance of shares to purchasers who might oppose a hostile takeover bid or oppose any efforts to amend or repeal certain provisions of our certificate of incorporation or bylaws.

The reverse stock split may increase the number of stockholders of PlanetOut who own “odd lots” of less than 100 shares of our common stock. Brokerage commission and other costs of transactions in odd lots are generally higher than the costs of transactions of more than 100 shares of common stock.

Our common stock is currently registered under the Exchange Act, and we are subject to the periodic reporting and other requirements of the Exchange Act. The reverse stock split will not affect the registration of our common stock under the Exchange Act. Subject to Nasdaq’s consent, if the reverse stock split is implemented, our common stock will continue to be reported on the Nasdaq Global Market under the symbol “LGBT,” although Nasdaq will likely add the letter “D” to the end of the trading symbol for a period of 20 trading days immediately following the effective date of the reverse stock split to indicate that the reverse stock split has occurred.

The reverse stock split will not affect the par value of our common stock. As a result, on the effective date of the reverse stock split, the stated capital on our balance sheet attributable to the common stock will be reduced in proportion to the exchange ratio selected by our board of directors in the manner described above, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value of our common stock will be increased because there will be fewer shares of our common stock outstanding.

Treatment of Fractional Shares

No fractional shares of common stock will be issued as a result of the reverse stock split. Instead, stockholders who otherwise would be entitled to receive a fractional share of our common stock as a consequence of the reverse stock split, upon surrender to the exchange agent of the certificates representing such fractional shares, will instead be entitled to receive cash in an amount equal to the product obtained by multiplying (i) the closing sale price of our common stock on the business day immediately preceding the effective date of the reverse stock split as reported on the Nasdaq Global Market by (ii) the number of shares of our common stock held by the stockholder that would otherwise have been exchanged for the fractional share interest.

Effect of the Reverse Stock Split on Options and Warrants

The number of shares subject to our outstanding options and warrants will automatically be reduced in the same ratio as the reduction in the outstanding shares. Correspondingly, the per share exercise price of those options and warrants will be increased in direct proportion to the reverse stock split ratio, so that the aggregate dollar amount payable for the purchase of the shares subject to the options and warrants will remain unchanged. For example, assume that a 1-for-5 reverse stock split is implemented and that an optionee holds options to purchase 1,000 shares at an exercise price of $1.00 per share. On the effectiveness of the 1-for-5 reverse stock split, the number of shares subject to that option would be reduced to 200 shares and the exercise price would be proportionately increased to $5.00 per share. In connection with the reverse stock split, the number of shares of common stock issuable upon exercise or conversion of outstanding stock options and warrants will be rounded to the nearest whole share and no cash payment will be made in respect of such rounding. In addition, the proposed reverse stock split will reduce the number of shares of common stock available for future issuances under our 2004 Equity Incentive Plan in proportion to the exchange ratio selected by the board of directors within the limits set forth in this proposal.

Exchange of Stock Certificates

The combination of, and reduction in, the number of our outstanding shares as a result of the reverse stock split will occur automatically on the date that the selected amendment to our amended and restated certificate of incorporation effectuating the reverse stock split is filed with the Secretary of State of the State of Delaware (referred to as the effective date), without any action on the part of our stockholders and without regard to the date that stock certificates representing the shares prior to the reverse stock split are physically surrendered for new stock certificates.

As soon as practicable after the effective date, transmittal forms will be mailed to each holder of record of certificates for shares of our common stock to be used in forwarding such certificates for surrender and exchange for certificates representing the number of shares of our common stock such stockholder is entitled to receive as a result of the reverse stock split. Our transfer agent will act as exchange agent for purposes of implementing the exchange of the stock certificates. The transmittal forms will be accompanied by instructions specifying other details of the exchange. Upon receipt of the transmittal form, each stockholder should surrender the certificates representing shares of our common stock prior to the reverse stock split in accordance with the applicable instructions. Each holder who surrenders certificates will receive new certificates representing the whole number of shares of our common stock that he or she holds as a result of the reverse stock split. No new certificates will be issued to a stockholder until the stockholder has surrendered such stockholder’s outstanding certificate(s) together with the properly completed and executed transmittal form to the exchange agent. Stockholders should not destroy any stock certificates and should not submit their stock certificates until they receive a transmittal form from our transfer agent.

Accounting Consequences

The par value per share of our common stock would remain unchanged at $0.001 per share after the reverse stock split. As a result, on the effective date of the reverse stock split, the stated capital on our balance sheet attributable to the common stock will be reduced proportionally, based on the exchange ratio of the reverse stock split, from its present amount, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The amounts of net income or loss per common share and net book value per common share will be increased because there will be fewer shares of our common stock outstanding. We do not anticipate that any other accounting consequences would arise as a result of the reverse stock split.

No Appraisal Rights

Under the Delaware General Corporation Law, our stockholders are not entitled to appraisal rights with respect to our proposed amendments to our charter to effect the reverse stock split, and we will not independently provide our stockholders with any such rights.

Material Federal U.S. Income Tax Consequences of the Reverse Stock Split

The following is a summary of important tax considerations of the reverse stock split. It addresses only stockholders who hold the pre-reverse-split shares and post-reverse-split shares as capital assets. It does not purport to be complete and does not address stockholders subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities, mutual funds, foreign stockholders, stockholders who hold the pre-reverse-split shares as part of a straddle, hedge or conversion transaction, stockholders who hold the pre-reverse-split shares as qualified small business stock within the meaning of Section 1202 of the Internal Revenue Code of 1986, as amended (the “Code”), stockholders who are subject to the alternative minimum tax provisions of the Code and stockholders who acquired their pre-reverse-split shares pursuant to the exercise of employee stock options or otherwise as compensation. This summary is based upon current law, which may change, possibly even retroactively. It does not address tax considerations under state, local, foreign and other laws. Furthermore, we have not obtained a ruling from the Internal Revenue Service or an opinion of legal or tax counsel with respect to the consequences of the reverse stock split. Each stockholder is advised to consult his or her tax advisor as to his or her own situation.

The reverse stock split is intended to constitute a re-organization within the meaning of Section 368 of the Code. Assuming the reverse stock split qualifies as a re-organization, a stockholder generally will not recognize gain or loss on the reverse stock split, except to the extent of cash, if any, received in lieu of a fractional share interest in the post-reverse split shares. The aggregate tax basis of the post-reverse-split shares received will be equal to the aggregate tax basis of the pre-reverse-split shares exchanged therefor (excluding any portion of the holder’s basis allocated to fractional shares), and the holding period of the post-reverse-split shares received will include the holding period of the pre-reverse-split shares exchanged.

A holder of the pre-reverse-split shares who receives cash will generally recognize gain or loss equal to the difference between the portion of the tax basis of the pre-reverse-split shares allocated to the fractional share interest and the cash received. Such gain or loss will be a capital gain or loss and will be short term if the pre-reverse-split shares were held for one year or less and long term if held more than one year.

No gain or loss will be recognized by PlanetOut as a result of the reverse stock split.

Required Vote

The affirmative vote of the holders of a majority of the shares of our common stock outstanding on the record date will be required to approve these amendments to our amended and restated certificate of incorporation to effect a reverse stock split. Abstentions will be counted toward the tabulation of votes cast on the proposal presented to the stockholders and will have the same effect as negative votes. Broker non-votes will have the same effect as “Against” votes.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 1.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND
RELATED STOCKHOLDER MATTERS

The table below sets forth information regarding the beneficial ownership of our common stock as of July 10, 2007 by: (i) each person or entity known by us to own beneficially more than 5% of our outstanding shares of common stock; (ii) each current and former executive officer for whom we are required to provide the information in accordance with the rules of the SEC; (iii) each director; and (iv) all executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. The number of shares of common stock used to calculate the percentage ownership of each listed person includes the shares of common stock underlying options, warrants or other convertible securities held by that person that are exercisable within 60 days of July 10, 2007. The percentage of beneficial ownership is based on 40,911,833 shares outstanding as of July 10, 2007.

	Beneficial Ownership(1)
	Number of	Percent of
Name and Address of Beneficial Owner	Shares	Total

Greater than 5% Stockholders
SF Capital Partners, Ltd.(2)	5,554,854	13.6%
c/o Stark Offshore Management LLC 3600 South Lake Drive Saint Francis, WI 53235
Austin W. Marxe and David M. Greenhouse(3)	5,217,391	12.8%
153 East 53rd Street New York, NY 10022
Cascade Investment L.L.C.	5,217,391	12.8%
2365 Carillon Point Kirkland, WA 98033
T. Rowe Price Associates, Inc.(4)	5,096,343	12.5%
100 East Pratt Street Baltimore, MD 21202
Herbert A. Allen III(5)	2,218,087	5.4%
711 Fifth Avenue New York, NY 10022
PAR Investment Partners, L.P.(6)	2,391,305	5.8%
One International Place, Suite 2401 Boston, MA 02110
Officers and Directors
Lowell R. Selvin(7)	800,830	1.9%
Mark D. Elderkin(8)	206,987	*
Jeffrey T. Soukup(9)	345,570	*
Donna Gibbs	—	*
Peter Kretzman	—	*
Daniel J. Miller(10)	17,000	*
Jerry Colonna(11)	29,599	*
H. William Jesse, Jr.(12)	237,255	*
Robert W. King(13)	22,954	*
Karen Magee(14)	400,250	*
Phillip Kleweno(15)	8,000	*
All executive officers and directors as a group (12 persons)(16)	2,118,445	5.1%

*	Less than 1.0%

(1)	This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Unless otherwise indicated, the principal address of each of the stockholders named in this table is: c/o PlanetOut Inc., 1355 Sansome Street, San Francisco, California 94111.

(2)	The shares are held directly by SF Capital Partners Ltd. Messrs. Michael A. Roth and Brian J. Stark are the Managing Members of Stark Offshore Management, LLC, which acts as an investment manager and has sole power to direct the management of SF Capital. Through Stark Offshore, Messrs. Roth and Stark possess voting and dispositive power over the shares but disclaim beneficial ownership thereof.

(3)	Includes 869,565 shares of common stock held by Special Situations Cayman Fund, L.P. and 4,347,826 shares of common stock held by Special Situations Fund III QP, L.P. MGP Advisors Limited (“MGP”) is the general partner of the Special Situations Fund III, QP, L.P. AWM Investment Company, Inc. (“AWM”) is the general partner of MGP, the general partner of and investment adviser to the Special Situations Cayman Fund, L.P. and the investment adviser to the Special Situations Fund III, QP, L.P. Austin W. Marxe and David M. Greenhouse are the principal owners of MGP and AWM. Through their control of MGP and AWM, Messrs. Marxe and Greenhouse share voting and investment control over the portfolio securities of each of the funds listed above.

(4)	Includes 4,714,500 shares of common stock held by T. Rowe Price Media & Telecommunications Fund, Inc. and 381,843 shares of common stock held by TD Mutual Funds — TD Entertainment & Communications Fund. T. Rowe Price Associates, Inc. (“TRPA”) serves as investment adviser with power to direct investments and/or sole power to vote the securities owned by the funds and accounts listed in this table, as well as securities owned by certain other individual and institutional investors. For purposes of reporting requirements of the Exchange Act, TRPA may be deemed to be the beneficial owner of all of the shares listed, however, TRPA expressly disclaims that it is, in fact, the beneficial owner of such securities. TRPA is the wholly owned subsidiary of T. Rowe Price Group, Inc., which is a publicly traded financial services holding company.

(5)	Includes 1,064,674 shares held by Allen & Company LLC, 520,460 shares held by Allen SBH II, LLC and 257,953 shares held by HAGC Partners, L.P. Also includes 375,000 shares exercisable within 60 days of July 10, 2007 issuable pursuant to a warrant to purchase up to 750,000 shares of common stock held by Allen & Company LLC. Herbert A. Allen III, as President of Allen & Company LLC, as President of Allen SBH II, LLC and as President of the general partner of HAGC Partners, L.P. may be deemed to be a member of a group with such entities and to beneficially own the shares held directly by each of such entities. Mr. Allen and such entities disclaim that Mr. Allen and such entities constitute a group for purposes of Rule 13d-5 of the Exchange Act. Further, Mr. Allen disclaims beneficial ownership of the shares of PlanetOut common stock held by these entities except to the extent of his pecuniary interest.

(6)	The general partner of PAR Investment Partners, L.P. is PAR Group, L.P. and PAR Capital Management, Inc. is its general partner.

(7)	Includes 83,080 shares held by the Gilbert Cyril Winebar III Living Trust of which Mr. Selvin’s life partner is the Trustee, 49,630 shares held by the Lowell Reed Selvin Living Trust of which Mr. Selvin is the Trustee, and 668,120 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of July 10, 2007, all of which are fully vested.

(8)	Includes 71,326 shares held by the Elderkin-Bennett Family Trust of which Mr. Elderkin and his life partner are co-trustees and 135,661 shares held by the Mark Elderkin Trust U/A 9/20/02, of which Mr. Elderkin is the sole trustee.

(9)	Includes 18,403 shares held jointly with Mr. Soukup’s life partner. Also includes 62,332 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of July 10, 2007, all of which are fully vested.

(10)	Includes 12,000 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of July 10, 2007.

(11)	Includes 25,599 shares of common stock issuable upon exercise of options that are exercisable within 60 days of July 10, 2007, all of which are fully vested, 4,667 of which are subject to a resale restriction which lapses on the same vesting schedule as the original option grant. Also includes 1,500 shares subject to forfeiture within 60 days of July 10, 2007.

(12)	Includes 54,274 shares held in a retirement account for Mr. Jesse’s benefit. Also includes 18,954 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of July 10, 2007, all of which are fully vested and 4,667 of which are subject to a resale restriction which lapses on the same vesting schedule as the original option grant. Also includes 1,500 shares subject to forfeiture within 60 days of July 10, 2007.

(13)	Includes 18,954 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of July 10, 2007, all of which are fully vested and 4,667 of which are subject to a resale restriction which lapses on the same vesting schedule as the original option grant. Also includes 1,500 shares subject to forfeiture within 60 days of July 10, 2007.

(14)	Includes 8,250 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of July 10, 2007. Also includes 367,500 shares subject to forfeiture within 60 days of July 10, 2007.

(15)	Includes 7,000 shares subject to forfeiture within 60 days of July 10, 2007.

(16)	Includes all of the shares referenced in notes (7) through (15) above.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are PlanetOut stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker or direct your written request to: Investor Relations, PlanetOut Inc., 1355 Sansome Street, San Francisco, California 94111, or contact our Investor Relations department at (415) 834-6340. We will promptly deliver upon written or oral request a separate copy of the annual report or proxy statement to a security holder at a shared address to which a single copy of the document was delivered. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

OTHER MATTERS

Our Board of Directors knows of no other matters that will be presented for consideration at the Special Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of our Board of Directors

/s/  TODD A. HUGE
TODD A. HUGE
Secretary

San Francisco, California
July   , 2007

Our annual report on Form 10-K for the fiscal year ended December 31, 2006, as filed with the SEC, is available at no charge to stockholders upon written request to us at Investor Relations, PlanetOut Inc., 1355 Sansome Street, San Francisco, California 94111. Copies may also be obtained without charge through our website at www.planetoutinc.com, as well as the SEC’s website at www.sec.gov.

APPENDIX A

CERTIFICATE OF AMENDMENT TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
PLANETOUT INC.

The undersigned certifies that:

1. She is the duly elected Chief Executive Officer of PlanetOut Inc. (the “Corporation”).

2. The name of the Corporation is PlanetOut Inc. The original name of the Corporation was PlanetOut Partners, Inc.

3. The Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware on December 7, 2000.

4. The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141(f) and 242 of the General Corporation Law of the State of Delaware (“DGCL”), adopted resolutions to amend Article IV to add at the end of the paragraph A. the following new sentence:

“Effective as of 5:00 p.m., Eastern time, on the date this Certificate of Amendment of the Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware, each[ * ](  shares of the Corporation’s Common Stock, par value $0.001 per share, issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock, par value $0.001 per share, of the Corporation. No fractional shares shall be issued and, in lieu thereof, any holder of less than one share of Common Stock shall be entitled to receive cash for such holder’s fractional share based upon the closing sales price of the Corporation’s Common Stock as reported on the Nasdaq Global Market (or such other market (e.g. bulletin board or pink sheets) on which the Corporation’s Common Stock then trades) as of the business day immediately preceding the date this Certificate of Amendment is filed with the Secretary of State of the State of Delaware.”

5. That pursuant to a resolution of the Board of Directors, this Certificate of Amendment was submitted to the stockholders of the Corporation for approval and was approved by them in accordance with the provisions of Sections 228 and 242 of the DGCL.

In Witness Whereof, the corporation has caused this Certificate to be signed by its Chief Executive Officer this   day of          , 200  .

PlanetOut Inc.

By:
Its:

(     * By approving these amendments, stockholders will approve the combination of any whole number of shares of Common Stock between and including five (5) and twenty (20) into one (1) share of Common Stock. The Certificate of Amendment filed with the Secretary of State of the State of Delaware will include only that number determined by the Board of Directors to be in the best interests of the Corporation and its stockholders. In accordance with these resolutions, the Board of Directors will not implement any amendment providing for a different split ratio.

A-1

detach here if you are returning your proxy card by mail
PROXY
PLANETOUT INC.
Special Meeting of Stockholders August 29, 2007, 9:00 a.m. (P.T.)
This Proxy is Solicited on Behalf of our Board of Directors of PlanetOut Inc.
The undersigned stockholder of PlanetOut Inc., a Delaware corporation (the “ Company ”), revokes all previous proxies, acknowledges receipt of the Notice of the Special Meeting of Stockholders to be held August 29, 2007, and the Proxy Statement, and appoints Karen Magee and Daniel J. Miller, the Proxies of the undersigned, with full power of substitution, to vote all shares of common stock of the company that the undersigned in entitled to vote, either on his or her own behalf on or behalf of any entity or entities, at the Special Meeting of Stockholders of the Company to be held at 1355 Sansome Street, San Francisco, California 94111 on August 29, 2007 at 9:00 a.m. local time, and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth on the reverse side.
Our Board of Directors recommends a vote FOR the listed proposal. This Proxy, when properly executed, will be voted as specified on the reverse side. If no specification is made, this Proxy will be voted FOR the listed proposal.
PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE

PLANETOUT INC.
c/o WELLS FARGO BANK, N.A. 161 NORTH CONCORD EXCHANGE SOUTH ST. PAUL, MN 55075
Your vote is important. Please vote immediately.
Vote-by-Internet Vote-by-Telephone
Log on to the Internet and go to Call toll-free
www.eproxyvote.com/lgbt OR 1-800-560-1965 —— —
If you vote over the Internet or by telephone, please do not mail your card.
DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING:
1. Approval of amendments to our current amended and restated certificate of incorporation to effect a reverse stock split of our outstanding common stock of not less than 1-for-5 and not more than 1-for-20 and to authorize our board of directors to select and file one such amendment to effect a reverse stock split within these For Against Abstain parameters . ☐ ☐ ☐
MARK HERE FOR ADDRESS CHANGE AND VOTE ABOVE ☐ MARK HERE IF YOU PLAN TO ATTEND THE MEETING ☐
PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. Please date and sign exactly as your name or names appear herein. For joint accounts, each owner should sign. Corporate or partnership proxies should be signed in full corporate or partnership name by an authorized person. Persons signing in a fiduciary capacity should indicate their full title in such capacity.
Signature:___Date:___